EXHIBIT 99.1

NEWS BULLETIN

FOR FURTHER INFORMATION

AT iVOW:	AT FINANCIAL RELATIONS BOARD:

Michael H. Owens,MD,MPH,FACPE,CPE	Tony Rossi
President & CEO	Media Contact
mowens@ivow.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 854-8317

For Immediate Release

iVOW REPORTS FIRST QUARTER RESULTS

CARLSBAD, CA, May 16, 2005 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today reported financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company reported a net loss from continuing operations of $962,000, or $0.09 per basic and diluted share, on revenues of $240,000, versus a net loss of $403,000, or $0.08 per basic and diluted share, on revenues of $600,000, for the corresponding quarter of 2004.  The increase in net loss was primarily the result of lower revenues and additional expenses associated with the 2004 infrastructure expansion. The Company has implemented cost cutting measures during the second quarter to better align its cost structure with the current level of business activity.

Dr. Michael Owens, President and CEO of iVOW, said, “As we indicated last quarter, although the absolute number of new bariatric procedures continues to increase – partially attributable to the gastric lap banding procedure – a change in the reimbursement policies among major insurance companies, as well as malpractice insurance availability and affordability challenges for bariatric surgeons, has resulted in a slowdown in the double digit rate of growth of obesity surgery procedures and has reduced demand for surgical training among physicians.  This has had a negative impact on our near-term revenues.  In mid-2005, Medicare is expected to announce its coverage policy regarding gastric bypass surgery, which we believe could have a profound impact on the insurance industry and result in renewed growth in the number of obesity surgery procedures and the demand for our services.”

“While certain hospitals have delayed entering into contracts for our outsourced management services until they have greater clarity on the reimbursement policies within the insurance industry, we have made meaningful progress in rolling out our new business model.  Having signed an agreement in April with Lenox Hill Hospital and the Manhattan Minimally Invasive Bariatric Surgery PC in New York City to open the iVOW Center at Lenox Hill Hospital, we now have three programs under management.  As a result, we are seeing growth in our iVOW program management fees, which we consider to be an important business indicator.  We anticipate continued growth in this business area as we contract for additional iVOW centers later in 2005,” said Dr. Owens.

Conference Call and Webcast

iVOW will hold a conference call with simultaneous webcast on Monday, May 16th at 1:00 p.m. Eastern/10:00 a.m. Pacific.  The conference call will feature Dr. Michael Owens, President and Chief Executive Officer, and Howard Sampson, Chief Financial Officer, in a discussion of first quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.iVOW.com.  A replay will be available until May 23rd at (800) 405-2236 passcode 11030295.

To be added to iVOW’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@financialrelationsboard.com  or via phone at 310-854-8317.

iVOW, inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ SmallCap Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to attain the continued listing requirement for Stockholders’ Equity on the Nasdaq stock exchange; the success of the Company’s appeal to the Nasdaq Listing Qualifications Panel; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K/A for the year ended

December 31, 2004.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-financial tables to follow-

iVOW, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,
	2005	2004
		Restated
Revenues	$239,681	$599,804
Costs and expenses:
Cost of revenues	285,597	378,873
Product development	77,448	82,100
Sales and marketing	272,718	171,392
General and administrative	571,775	369,515
Total costs and expenses	1,207,538	1,001,880
Loss from operations	(967,857)	(402,076)
Other income (expense), net	5,720	(805)
Loss from continuing operations	(962,137)	(402,881)
Gain (loss) from discontinued operations	4,056	(499,304)
Net loss	(958,081)	(902,185)
Accretion of dividends on preferred stock	(5,875)	(35,527)
Net loss applicable to common stockholders	$(963,956)	$(937,712)

Other comprehensive loss:
Net loss	(958,081)	(902,185)
Unrealized loss on available-for-sale securities	(148,860)	—
Total comprehensive loss	$(1,106,941)	$(902,185)

Loss per share basic and diluted:
Continuing operations	$(0.09)	$(0.08)
Discontinued operations	—	$(0.09)
Net loss per common share applicable to common stockholders	$(0.09)	$(0.17)

Shares used in computing basic and diluted net loss per common share	11,035,708	5,259,462

iVOW, Inc.

Selected Condensed Balance Sheet Data

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Cash and cash equivalents	$1,189,052	$1,969,561
Total current assets	1,531,864	2,646,106
Property and equipment, net	26,714	31,743
Total assets	2,716,378	3,984,509
Total current liabilities	574,174	751,013
Total stockholders’ equity	$2,141,344	$3,222,980

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